Exhibit 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               REMEDENT USA, INC.


     FIRST:    The name of this Corporation is:

                                 Remedent, Inc.

     SECOND:   The registered  agent and its  registered  office in the State of
Nevada is:

                       Corporation Trust Company of Nevada
                            6100 Neil Road, Suite 500
                                 Reno, NV 89511

     THIRD: This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000), par value $0.001 per share, and the total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000), par value $0.001 per share.

               Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               Effective on June 3, 2005, every twenty (20) shares of Common Stock issued and outstanding, including such shares of Common Stock reserved for outstanding warrants and options, shall be combined and converted into one (1) share of Common Stock. As consideration for any resulting fractional shares, the Corporation shall issue and deliver scrip to such holders of fractional shares in accordance with and pursuant to the provisions of Section 78.205 of the Nevada Revised Statutes.

     FOURTH:   The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes.

     FIFTH:    The duration of this Corporation is to be perpetual.

     SIXTH:    At all elections of directors of the Corporation,  each holder of stock possessing voting power to as many votes as equal the number of shares multiplied by the

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number of directors to be elected, and he may cast all of his votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he may see fit.

     SEVENTH: No directors or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

     The undersigned hereby certifies that he is the Chief Executive Officer of the Corporation and that the foregoing Second Amended and Restated Articles of Incorporation was approved by a vote of the Corporation's stockholders holding such number of shares entitling them to exercise at least a majority of the voting power in favor of these Second Amended and Restated Articles of Incorporation, such majority equating to 52.8% of the outstanding voting power.

     IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Articles of Incorporation as of this 25th day of May, 2005, to be effective as of June 3, 2005.



                                        /s/ Robin List
                                        -----------------------------------
                                        Robin List, Chief Executive Officer